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                                                       Exhibit 5.1
                          TOMB AND TOMB
                        Attorneys at Law
                 402 Indiana Theatre Building
                 Indiana, Pennsylvania  15701



                                 September 26, 1994

First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, Pennsylvania  15701

Gentlemen:

          We have acted as counsel to First Commonwealth Financial Corporation ("FCFC") in connection with (a) the Agreement and Plan of Reorganization made as of March 25, 1994 by FCFC and United National Bancorporation ("United") (the "United Reorganization Agreement") and (b) the Agreement and Plan of Reorganization made as of April 21, 1994 by FCFC and Reliable Financial Corporation ("Reliable") (the "Reliable Reorganization Agreement"; the United Reorganization Agreement and the Reliable Reorganization Agreement are collectively called the "Reorganization Agreements"). The Reorganization Agreements provide for the acquisition of United and Reliable by FCFC. In connection with the acquisitions, FCFC will assume pursuant to the Reorganization Agreements the outstanding stock option agreements of United and Reliable, and the stock option agreements will be converted into and become rights with respect to an aggregate of 117,423 shares of common stock, par value $1 per share, of FCFC (the "FCFC Common Stock") to be issued by FCFC if all the options are exercised.

          We have also acted as counsel to FCFC in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by FCFC with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the 117,423 shares of FCFC Common Stock which may be issued upon exercise of the foregoing stock options. This opinion is being furnished to you for the purpose of being filed as an Exhibit to the Registration Statement.

          In connection with this opinion, we have examined, among other things:

          (1)   An executed copy of the Reorganization Agreements;

          (2) An executed copy of the Assumption of Stock Options Agreement made as of September 27, 1994 by FCFC and United, and an executed copy of the Assumption of
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                Stock Options Agreement made as of September 29,
                1994 by FCFC and Reliable;

          (3) A copy of the Articles of Incorporation and By-Laws of FCFC as in effect on the date hereof; and

          (4) Copies of resolutions adopted by the Board of Directors of FCFC, including resolutions approving the Reorganization Agreements.

          Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes and decisions as we have considered necessary to enable us to furnish this opinion, and assuming that the acquisitions are consummated in accordance with the terms of the Reorganization Agreements, we are pleased to advise you that in our opinion, the shares of FCFC Common Stock to be issued upon the exercise of the foregoing stock options will be duly authorized, validly issued, fully paid and nonassessable shares of FCFC Common Stock.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to us therein.

                                    Very truly yours,

                                    TOMB AND TOMB

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